Item 77D - DWS Ultra-Short
Duration Fund (formerly DWS Short
Duration Fund) (a series of DWS
Income Trust)

The Board of DWS Ultra-Short
Duration Fund approved the following
changes to the fund's name and
investment strategy, effective on or
about April 15, 2011 (the "Effective
Date").

On the Effective Date, the fund's name
changed from DWS Short Duration
Fund to DWS Ultra-Short Duration
Fund.

On the Effective Date, the fund's
investment strategy changed as follows:

The fund seeks to provide current
income consistent with total return.

Main investments. Under normal
circumstances, the fund invests at least
80% of assets, determined at the time of purchase, in debt securities. Debt securities include securities of US and foreign government agencies and instrumentalities, corporate securities, mortgage-backed and asset backed securities, taxable municipal and tax-exempt municipal bonds, adjustable rate loans that have a senior right to payment
("Senior Loans"), and other floating-rate debt securities.

The fund may invest in investment-
grade (rated within the top four credit
rating categories) and non-investment
grade (rated below the fourth highest
category, junk bonds) debt securities of US and foreign issuers, including issuers located in countries with new or emerging securities markets. The fund's investments in non-investment grade debt securities, including non-investment grade Senior Loans and other non-investment grade floating-rate debt securities, will be limited to 50% of its total assets.

The fund may invest in Senior Loans
that (i) may not be rated by a rating
agency, registered with the Securities
and Exchange Commission or any state
securities commission, or listed on any
national exchange; or (ii) are not
secured by collateral.

The fund may hold up to 20% of its total assets in cash or money market instruments in order to maintain liquidity, or in the event portfolio management determines that securities meeting the fund's investment objective are not otherwise readily available for purchase.

Management process. Portfolio
management begins with a top-down
approach, first focusing on sector
allocations, then using relative value
analysis to select securities within each sector. Portfolio management analyzes such factors as credit quality, interest rate sensitivity and spread relationships between individual bonds.

Portfolio management normally targets
an average portfolio duration (a measure of sensitivity to interest rate changes) of no longer than one year. Portfolio management seeks to achieve an average portfolio duration of one year or less typically through a combination of investments (such as debt securities with short-term maturities and Senior Loans and other floating-rate debt securities, which have an effective duration of zero) and investment techniques (such
as using futures contracts and/or interest rate swaps to reduce portfolio duration).

Credit risk. A fund purchasing debt
securities faces the risk that the
creditworthiness of an issuer may
decline, causing the value of the debt
securities to decline. In addition, an
issuer may not be able to make timely
payments on the interest and/or principal on the debt security it has issued.
Because the issuers of high-yield debt
securities or junk bonds (debt securities rated below the fourth highest category) may be in uncertain financial health, the prices of their debt securities can be more vulnerable to bad economic news or even the expectation of bad news, than investment-grade debt securities. In some cases, debt securities, particularly high-yield debt securities, may decline in credit quality or go into default.
Because the fund may invest in
securities not paying current interest or in securities already in default, these risks may be more pronounced.

When purchasing Senior Loans, the
fund faces the risk that the
creditworthiness of the borrower may
decline, causing the fund's interest in a loan to decline. In addition, a borrower may not be able to make timely payments on the interest and principal on the debt obligations it has outstanding. In the event of bankruptcy of a borrower, the fund could experience delays or limitations with respect to its ability to realize the benefits of the collateral securing a Senior Loan. Senior
Loans and other floating rate debt
securities that are below investment
grade are considered speculative
because of the credit risk of the
borrowers. Such borrowers may be more
likely to default on payments of interest and principal in response to changes in economic conditions or circumstances.
The value of Senior Loans made to such
borrowers is likely to be more sensitive to adverse news about the borrower, markets or economy. The amount of public information available with respect to Senior Loans may be less extensive than that available for registered or exchange listed securities.

Any non-payment of principal or
interest could result in a reduction of
income to the fund, a reduction in the
value of the fund's interest in the Senior
Loan and a reduction in the fund's net
asset value. There can be no assurance
that the liquidation of any collateral
securing a Senior Loan would satisfy the borrower's obligation in the event of non-payment of scheduled interest or principal payments, or that such collateral could be readily liquidated.
The fund may invest in Senior Loans
that are not be rated by a rating agency, registered with the Securities and
Exchange Commission or any state
securities commission or listed on any
national securities exchange. In
evaluating the creditworthiness of
borrowers, the Advisor relies on its own evaluation of borrowers, but will consider, and may rely in part on, analyses performed by others. As a result, the fund is particularly dependent on the analytical abilities of the Advisor.

Liquidity risk. In certain situations, it may be difficult or impossible to sell an investment in an orderly fashion at an acceptable price. This risk can be ongoing for any security that does not trade actively or in large volumes, for any security that trades primarily on smaller markets, and for investments that typically trade only among a limited number of large investors (such as certain types of derivatives or restricted securities). In unusual market conditions, even normally liquid securities may be affected by a degree of liquidity risk. This may affect only certain securities or an overall securities market. No active trading market may exist for some Senior Loans and certain
Senior Loans may be subject to
restrictions on resale. The inability to dispose of Senior Loans in a timely fashion could result in losses to the fund. Because some Senior Loans that the fund invests in have a limited secondary market, liquidity risk is more pronounced for the fund than for funds that invest primarily in equity securities.

Market Risk. Deteriorating market
conditions might cause a general
weakness in the market that reduces the
overall level of securities prices in that market. In addition, an increase in demand for floating rate loans may adversely affect the rate of interest payable on loans acquired by the fund, thus reducing fund returns. During periods of limited supply of Senior
Loans, the fund's yield may be lower.

Interest rate risk. When interest rates
rise, prices of debt securities generally decline. The longer the effective maturity of the fund's debt securities, the more sensitive it will be to interest rate changes. (As a general rule, a 1% rise in interest rates means a 1% fall in value for every year of duration.) Senior
Loans typically have adjustable interest rates. As a result, it is expected that the value of Senior Loans held by the fund will fluctuate less in response to interest rate changes than will fixed-rate debt securities. This could result in less volatility than would be expected for a fund that invests primarily in fixed-rate debt securities. However, because floating rates on Senior Loans only reset periodically, changes in prevailing interest rates may cause a fluctuation in the fund's value. In addition, extreme increases in prevailing interest rates may cause an increase in Senior Loan defaults, which may cause a further decline in the fund's value. Finally, a decrease in interest rates could adversely affect the income earned by the fund from its Senior Loans.



C:\Documents and Settings\e440912\Local
Settings\Temporary Internet Files\OLK819\Exhibit
77D USD.docx